Exhibit 5.1

Law Offices

Silver, Freedman, Taff & Tiernan LLP

A Limited Liability Partnership Including Professional Corporations

3299 K STREET, N.W., SUITE 100

WASHINGTON, D.C. 20007

(202) 295-4500

WWW.SFTTLAW.COM

August 4, 2016

Banc of California, Inc.

18500 Von Karman Avenue, Suite 1100

Irvine, California 92612

Ladies and Gentlemen:

We have acted as special Maryland counsel to Banc of California, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company of shares (the “Shares”) of the Company’s voting common stock, par value $0.01 per share (the “Common Stock”), having an aggregate gross sales price not to exceed $500,000,000 (the “Shares”). The Shares may be sold pursuant to the Sales Agency Agreement, dated as of August 4, 2016 (the “Sales Agency Agreement”), by and between the Company and Sandler O’Neill & Partners, L.P. (the “Agent”). The Shares have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an automatic shelf registration statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 4, 2016 (File No. 333-212886) (the “Registration Statement”), including a base prospectus dated August 4, 2016 (the “Base Prospectus”) and a prospectus supplement relating to the Shares dated August 4, 2016 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).

In connection with our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Sales Agency Agreement, the Registration Statement, the Prospectus, the Company’s charter and bylaws, resolutions of the Company’s Board of Directors and committees thereof, certificates of public officials, certificates of corporate officers and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion. We have assumed without investigation the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic and complete original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity, accuracy and completeness of the originals of such copies. We have further assumed the due authorization of such documents by all parties other than the Company and the taking of all requisite action respecting such documents by all parties other than the Company, the due execution and delivery of such documents by each party other than the Company and that all agreements are valid and binding agreements of all parties to such agreements, other than the Company. In addition, we have assumed the accuracy of certifications of public officials, government agencies and departments, corporate officers and other individuals on which we are relying, and have made no independent investigations thereof.

Our opinion expressed below assumes that: (i) upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its charter; (ii) the number of Shares, and the sales price of each Share, to be issued by the Company pursuant to the Sales Agency Agreement

Banc of California, Inc.

August 4, 2016

will be determined in accordance with the Sales Agency Agreement and the authorizing resolutions of the Company’s Board of Directors; and (iii) the issuance of the Shares does not require the approval of the Company’s stockholders under the rules of the New York Stock Exchange or any other exchange or quotation system on which the Common Stock is then listed or quoted.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered as provided in the Sales Agency Agreement and upon receipt by the Company of the consideration therefor as contemplated by the Sales Agency Agreement, will be validly issued, fully paid and non-assessable.

In rendering the opinion set forth herein, we express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Maryland, as currently in effect. This opinion is limited to the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on August 4, 2016, and to the reference to our name under the heading “Legal Matters” in the Prospectus. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ SILVER, FREEDMAN, TAFF & TIERNAN LLP SILVER, FREEDMAN, TAFF & TIERNAN LLP